EMPLOYMENT AGREEMENT

WHEREAS, Pursuant to a Stock Purchase Agreement dated November 14, 2007 (“Purchase Agreement”), All Ad Acquisition, Inc., a Delaware corporation (“Company”), has agreed to purchase (“Purchase”) 100% of the shares of Ad Authority, Inc., a Delaware corporation from Iakona, Inc., a California corporation;

WHEREAS, contingent on and effective as of the closing of the Purchase (“Effective Date”) the Company desires to employ Jason J. Kulpa (“Executive”), and the Executive desires to be employed by the Company, on the terms and conditions set forth herein;

WHEREAS, the Company’s Board of Directors (the “Board”) has approved and authorized the entry into this Agreement with the Executive.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree that the Executive shall be employed by the Company in accordance with the following terms and conditions:

1. Duties and Scope of Employment.

a. Position and Duties. As of the Effective Date, the Executive will serve as Chief Executive Officer (“CEO”) of the Company. The Executive shall render such business and professional services in the performance of his duties as the CEO of the Company, consistent with the Executive’s position within the Company, as shall reasonably be assigned to him by the Board. The Executive shall report to the Board. Executive’s place of work shall be San Diego, California.

b. Obligations. During the Executive’s employment with the Company (the “Employment Period”), the Executive shall perform his duties faithfully and to the best of his ability and shall devote his full business efforts and time to the Company. The Executive is permitted to engage in (i) civic and charitable organization activities that do not materially interfere with his responsibilities to the Company; (ii) membership on the board of directors and advisory board of companies (and activities related thereto) that are not in competition with the Company; and (iii) personal and family investments to the extent that the time so spent does not interfere with Executive’s duties to the Company. For the duration of the Executive’s employment with the Company, the Executive agrees not to engage in any other employment, occupation or consulting activity, whether or not for compensation, which is in competition with the Company.

2. Term. The term of employment under this Agreement (the “Initial Term”) begins at the Effective Date and extends for two (2) years. This Agreement may be renewed for such time as the parties agree (a “Renewal Term”). The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the “Employment Term”). The Employment Term may be terminated early as provided in this Agreement.

3. Compensation.

a. Base Salary. The Company shall pay the Executive an annual salary of $240,000 as compensation for the Executive’s services (the “Base Salary”). The amount of the Base Salary will be reviewed annually during the Employment Term by the Board, and may be increased by the Board. The Base Salary shall be paid periodically in accordance with the Company’s normal payroll practices and shall be subject to all required withholding and any payroll deductions elected by the Executive.

b. Performance Bonus. The Executive shall receive a performance bonus, for each calendar year in the amount of 10% of earnings before interest, taxes, depreciation and amortization of the Company and all consolidated businesses calculated pursuant to generally accepted principles and in a manner consistent with Company’s past practices (the “Performance Bonus”). Such Performance Bonus is deemed earned at the end of the calendar year and shall be payable, if at all, within sixty (60) days of the end of the calendar year.

c. Stock Awards. The Company agrees to adopt an equity incentive plan reasonably approved by Executive within 90 days after the Closing and award equity compensation to Employee on a basis that is no less favorable than that received by similarly situated officers, directors and employees of the Company.

d. Benefits. The Executive will be entitled to participate in or receive any fringe benefit, retirement, health and welfare, and other employee benefit plans, policies, or arrangements maintained by the Company for its senior management employees in effect from time to time which the Executive is eligible to participate, subject to the applicable terms and conditions of the particular benefit plan or policy and/or the determination of the Board, as applicable.

e. Vacation. During the Employment Period, the Executive will be entitled to four (4) weeks of paid vacation per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the Board and the Executive.

4. Expenses. During the Employment Period, the Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, including, without limitation, business class travel for all flights over two (2) hours, provision of use of a reasonable automobile for business purposes (along with gas, insurance and maintenance thereon) and a portable telephone, Blackberry or similar device (along with all access and use charges). Executive shall be reimbursed for the full cost of first class air travel for flights up to two hours or train travel on Company business.

5. Severance.

a. Termination not for Cause or for Good Reason. If the Executive’s employment is terminated by the Company without Cause (as defined in Section 6 below) or if the Executive terminates his employment for Good Reason (as defined in Section 6 below), then, (1) Executive’s non-competition obligations shall be limited as provided in the Purchase Agreement and set forth in the Non-Competition Agreement; and (2) contingent, in each case, upon the Executive entering into a waiver of release and claims in favor of the Company in substantially the form as attached hereto as Exhibit A, the Executive shall be entitled to receive:

(i) a one-time lump sum payment in an amount equal to the aggregate of twelve (12) months of the Executive’s then current Base Salary and two times (1) the greater of Executive’s Performance Bonus for the year of termination or (2) the largest bonus paid to Executive over the past three (3) years;

(ii) reimbursement for any premiums for health (i.e., medical, vision and dental) coverage and benefits that the Executive qualifies for under COBRA; provided, however, that (x) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (y) the Executive elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to provide the Executive with health coverage until the earliest of (x) the date the Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (y) eighteen (18) months from the termination date or (z) the date on which the Executive obtains comparable health coverage. The Executive shall notify the Company promptly after the Executive obtains alternative health coverage and the Company shall determine, in its sole discretion, if such health coverage is comparable; and

(iii) immediately upon such termination, all stock options or other stock-based awards granted by the Company to the Executive that are outstanding and, if applicable, unexercised shall become vested and exercisable as to one hundred percent (100%) of the shares subject to each such option (in addition to any shares subject to the options that are vested at the time of the termination of employment); with respect to any awards of stock subject to a right of repurchase by the Company (or its successor) one hundred percent (100%) of the shares subject to each such award shall have such repurchase rights lapse (in addition to any repurchase rights that have lapsed prior to the termination of employment). All outstanding options shall remain exercisable for three (3) years from the date of termination. Any options shall remain exercisable for the remainder of their maximum term.

b. Voluntary Termination; Termination for Cause. If the Executive’s employment with the Company terminates voluntarily by the Executive (other than a termination for Good Reason) or for Cause by the Company, then all payments of compensation by the Company to the Executive hereunder other than that set forth in subsection (a)(iii) above will terminate immediately upon the effective date of such termination (except as provided in Section 5(d) below).

c. [Intentionally deleted].

d. Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, the Executive’s termination of employment: (i) the Company shall pay the Executive any unpaid Base Salary due for periods prior to the date of termination; (ii) the Company shall pay the Executive all of the Executive's accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

6. Definitions.

a. Cause. For purposes of this Agreement, “Cause” means any of the following that are not “cured” within thirty (30) days after receipt of written notice from Company specifying such breach or default and the specific steps necessary to cure such breach or default: (i) the Executive’s willful failure to perform his material duties as an officer or employee of the Company or a material breach of a material term of this Agreement; (ii) the commission of an act of fraud, embezzlement or material dishonesty that results in substantial personal enrichment to the Executive; (iii) the Executive’s conviction of, or plea of nobo contendere to a felony; (iv) the Executive’s gross negligence or breach of fiduciary duty that results in material harm to the Company; (v) the material breach of a material term of the Non-Competition/Non-Solication and Proprietary Inventions and Assignment Agreements (attached as Exhibits hereto) or (vi) the commission of an act which constitutes competition with the Company or any of its affiliates.

b. Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii) the consummation of a merger, consolidation, reorganization, or similar transaction other than a transaction: (1) in which substantially all of the holders of the Voting Stock hold or receive directly or indirectly fifty percent (50%) or more of the Voting Stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company); or

(iii) there is consummated a sale, lease, exclusive license, or other disposition by Company of all or substantially all of the consolidated assets of the Company and its affiliates, other than a sale, lease, license, or other or other disposition by Company of all or substantially all of the consolidated assets of the Company and its affiliates to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other or other disposition by Company.

c. COBRA. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

d. Code. For purposes of this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended.

e. Good Reason. For purposes of this Agreement, “Good Reason” means (i) without the Executive’s express written consent, a reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities, unless the Executive is provided with comparable duties, position and responsibilities; for purposes of clarification, a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring entity or, if applicable, its parent) shall constitute “Good Reason,” (ii) without the Executive’s express written consent, a reduction from the immediately preceding year of the Executive’s Base Salary (other than a reduction effected in connection with an across-the-board reduction in the compensation of the Company’s executive management team necessitated by the business or financial condition of the Company where the reduction to the Executive is no worse than the median percentage reduction to other executives), (iii) a relocation of the Executive more than thirty (30) miles from his then current principal place of business, or (iv) the failure of the Company to require any successor to the Company to assume, in writing, the obligations of the Company to the Executive under this Agreement and any other agreement between the Company and the Executive then in effect; (v) Company’s or Buyers (as defined in the Purchase Agreement) breach that is not timely cured of this Agreement, the Purchase Agreement or any other written or oral agreement with Executive; or (vi) Executive’s death or disability.

7. Board Membership. The Executive’s membership on the Board shall continue during his employment with the Company and, by execution of this Agreement, the Executive agrees to tender the Executive’s resignation from the Board, contingent and effective upon the termination of his employment with the Company.

8. Restrictive Covenants. The Executive agrees to execute the Proprietary Interests and Inventions Agreement, Arbitration Agreement and Non-Competition/Non-Solicitation Agreement attached hereto as Exhibits B, C and D, respectively.

9. Limitation on Payments.

a. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, the Executive's benefits under this Agreement shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax (the “Adjusted Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

b. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by a mutually agreed independent public accounting firm or other independent third party (the “Accountants”), whose determination in accordance with subsection 9.c. shall be conclusive and binding upon the Executive and the Company for all purposes. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations and opinions contemplated by this Section 9.

c. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and the Executive at least fifteen (15) calendar days before the date on which the Executive’s right to benefits pursuant to this Agreement is triggered (if requested at that time by the Company or the Executive at least 30 days before such event) or such other time as mutually agreed by the Company and the Executive. If the Accountants determine that no Excise Tax is payable with respect to the benefits provided pursuant to this Agreement, either before or after the application of the Adjusted Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such benefits and payments. Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and the Executive.

10. Section 409A.

a. Amendment. It is the Company’s intention that the benefits and rights to which the Executive could become entitled to in connection with this Agreement, including any termination of employment, comply with Section 409A of the Code. If the Executive or the Company believes, at any time, that any such benefit or right does not comply, it will promptly advise the other and both parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it complies with Section 409A of the Code in the manner that has the most limited possible economic effect on the Executive.

b. Actions. The Company will not take any action that would expose any payment or benefit to the Executive to accelerated or additional tax under Section 409A of the Code, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which the Executive is a party; (ii) the Executive requests the action; (iii) the Company advises the Executive in writing that the action may result in the imposition of accelerated or additional tax under Section 409A of the Code and the Executive subsequently requests in writing that the action be taken. The Company will hold the Executive harmless for any action it may take in violation of this paragraph, including any attorney’s fees that the Executive may incur in enforcing his rights hereto.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death or disability and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company and expressly assumes all of Company’s obligations hereunder. None of the rights of the Executive to receive any form of compensation payable or any obligations of the Executive pursuant to this Agreement may be assigned or transferred, except, with respect to compensation, by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits shall be null and void.

12. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

All Ad Acquisition, Inc.
c/o Duncan Capital Partners, LLP
420 Lexington Avenue, Ste. 450
New York, New York 10155
Attention: Michael Crow
Telephone: (212) 581-5150
Facsimile: (212) 581-5198

Greenberg Traurig
MetLife Building
200 Park Avenue
New York, New York 10166
Attention: Robert Cohen, Shareholder
Telephone: (212) 801-6907
Facsimile: (212) 801-6400
E-mail: cohenr@gtlaw.com Web: www.gtlaw.com

If to the Executive:

At the last residential address known by the Company.

13. Severability. If any term or provision of this Agreement shall to any extent be declared illegal or unenforceable by arbitrator(s) or by a duly authorized court of competent jurisdiction, then the remainder of this Agreement or the application of such term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and the illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term of provision.

14. Integration. This Agreement and the documents and agreements expressly incorporated herein by reference represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15. Waiver of Breach. Any waiver of a breach of any term or provision of this Agreement, must be in writing to be effective or binding on the parties and shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17. Withholding. The Company shall be entitled to withhold, or cause to withheld, from any payment made to the Executive in respect of the Executive’s employment by the Company any amount of, as, or on account of, withholding taxes and other amounts required by law to be withheld, with respect to such payment.

18. Governing Law. This Agreement shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

19. Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Waiver and Release. Except with respect to Company’s obligation to make salary, bonus and other payments, distributions and reimbursements to Executive and his affiliates (including, without limitation, Iakona, Inc., Blue Label Financial Services, Inc. and Blue Label Funding, Inc.) that accrued prior to the Effective Date, Executive’s rights as a shareholder of Company and Company’s statutory, contractual and other obligations to provide indemnification to any of the persons or entities listed above in consideration for entering this Agreement, the Executive and the Company, along with and for its predecessors, successors, agents, employees, shareholders, parent and subsidiary companies, officers, directors, and assigns, hereby release, remise, acquit, and forever discharge each other of and from any and all claims, demands, acts, omissions, causes of action, and/or other liability of any kind, whether known or unknown, arising prior to the date of this Agreement.

21. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the respective dates set forth below.

Parties:

ALL AD ACQUISITION, INC.		EXECUTIVE

By:	/s/ Michael Crow	/s/ Jason Kulpa

Name:		Date:

Title:		The Executive’s Address for Notice:

Date:	4-15-07	906 West Lewis
San Diego, California 92103

Signature Page of Employment Agreement

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

I understand that my employment with All Ad Acquisition, Inc. (the “Company”) terminated effective , ____ (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will pay me certain severance benefits (minus standard withholdings and deductions) pursuant to the terms of the Employment Agreement between myself and the Company, dated ________ (the “Agreement”). I understand that I may not be entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein except with respect to Company’s obligation to make salary, bonus and other payments, distributions and reimbursements to Executive and his affiliates (including, without limitation, Iakona, Inc., Blue Label Financial Services, Inc. and Blue Label Funding, Inc.) that accrued prior to the date hereof, Executive’s rights as a shareholder of Company and Company’s statutory, contractual and other obligations to provide indemnification to any of the persons or entities listed above (collectively, “Excluded Claims”), I hereby generally and completely release the Company, its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock awards, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding anything contained in this Release, nothing herein shall release the parties’ rights under this Release and my right (if any) to indemnification granted by any act or agreement of the Company, state or federal law or policy of insurance or any claims for severance benefits under the Agreement.

In releasing claims unknown to me at present, except with respect to the Excluded Claims, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I understand this Release will not be effective until the ADEA Effective Date, defined below. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (the “ADEA Effective Date”).

I accept and agree to the terms and conditions stated above:

Date	Jason J. Kulpa

A-2

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following Agreement confirms certain terms of my employment with All Ad Acquisition, Inc., (hereafter referred to as the “Company”), which is a material part of the consideration for my employment by the Company and the compensation received by me from the Company from time to time. The headings contained in this Agreement are for convenience only, have no legal significance, and are not intended to change or limit this Agreement in any matter whatsoever.

Definitions

The “Company”

As used in this Agreement, the “Company” refers to All Ad Acquisition, Inc. I understand and agree that the terms of this Agreement will continue to apply to me even if I transfer at some time from one subsidiary or affiliate of the Company to another.

“Proprietary Information”

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to, the Company, which has commercial value in the Company’s business and which relates to any of the Company’s business operations, products or services.

“Proprietary Information” includes, but is not limited to information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of Company employees, Company customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.

I understand that my employment creates a relationship of confidence and trust between the Company and me with respect to Proprietary Information.

“Company Documents and Materials”

I understand that the Company possesses or will possess “Company Documents and Materials” which are important to its business. For purposes of this Agreement, “Company Documents and Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents, media or items have been prepared by me or by others.

“Company Documents and Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

Assignment of Rights

All Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. I hereby assign to the Company any and all rights, title and interest I may have or acquire in any Proprietary Information that was developed in whole or in part by me in the course of my employment by the Company.

At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

Maintenance and Return of Company Documents and Materials

I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned from me or to be assigned to the Company pursuant to this Agreement. All Company Documents and Materials are and shall be the sole property of the Company.

I agree that during my employment by the Company, I will not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to Employees of the Company; and (iii) my copy of this Agreement.

Disclosure of Inventions to the Company

I will promptly disclose in writing to my immediate supervisor or to such other person designated by the Company all “Inventions,” which includes, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment which relate to any of the Company’s business operations, products or services.

I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section (E) below) and do not extend the assignment made in Section (E) below.

Right to New Ideas

Assignment of Inventions to the Company

I agree that all Inventions which I make, discover, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code or any like statute of any other state. Section 2870 provides as follows:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for his employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870.

Works Made for Hire

The Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any and all rights, title and interest I may have or acquire in such Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a prior Invention owned by me or in which I have interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

Cooperation

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection (3), including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

Assignment or Waiver of Moral Rights

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

List of Inventions

I have attached hereto as Exhibit B-1, a complete list of all inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such inventions or improvements at the time of signing this Agreement.

Non-Solicitation of Company Employees

During the Restricted Period (as defined in the Non-Competition/Non-Solicitation Agreement, dated November 14, 2007, by and between the Company and me), I will not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other company. As part of this restriction, I will not interview or provide any input to any third party regarding any such person during the period in question. However, this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

Company Authorization for Publication

Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

Former Employer Information

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others. I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

Severability

I agree that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Authorization to Notify New Employer

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

Reliance on Representations

I understand and acknowledge that, except as set forth in this Agreement and in the offer letter from the Company to me, (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee or representative of the Company. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by the Company’s Director of HR Acquisitions and me. I understand and agree that any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

Effective Date

This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns. Notwithstanding any other provision hereof to the contrary, the parties hereto acknowledge and agree that this Agreement shall only become effective on the Closing Date (as such term is defined in the Stock Purchase Agreement, dated November 14, 2007, by and between the Company and me).

Governing Law

Although I may work for the Company outside of California or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Date	Employee Signature

Employee Name (Please Print)

[SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT]

EXHIBIT B-1

1.
The following is a complete list of all Inventions or improvements relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

____	No inventions or improvements.

____	See below: Any and all inventions regarding the following:

____	Additional sheets attached.

2.
I propose to bring to my employment the following materials and documents of a former employer: (NOTE: You do not need to list materials and documents if the former employer has been acquired by All Ad Acquisition, Inc.).

____	No materials or documents

____	See below:

Date	Employee Signature

Employee Name (Please Print)

EXHIBIT C

ARBITRATION AGREEMENT

This Mutual Arbitration Agreement (“Agreement”) is entered into between All Ad Acquisition, Inc. (“Company”) and the employee named below (“Employee”).

Agreement to Arbitrate Certain Disputes and Claims

We agree to arbitrate before a neutral arbitrator any and all disputes or claims arising from or relating to Employee’s employment with Company, or the termination of that employment, including claims against any current or former agent or employee of Company, whether the disputes or claims arise in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, including, but not limited to, the following claims:

•
claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, or express or implied by fact or law;

•
claims for wrongful termination of employment, violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof;

•
claims for discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations, or ordinances that prohibit discrimination, harassment, or retaliation in employment, as well as claims for violation of any other federal, state, or municipal statute, regulation, or ordinance, except as set forth herein;

•
claims for non-payment or incorrect payment of wages, commissions, bonuses, severance, employee fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act, and any other federal, state, or municipal laws concerning wages, compensation or employee benefits; and

•	claims arising out of or relating to the grant, exercise, vesting and/or issuance of equity in the Company or options to purchase equity in the Company.

We understand and agree that arbitration of the disputes and claims covered by this Agreement shall be the sole and exclusive method of resolving any and all existing and future disputes or claims arising out of Employee’s employment with Company or the termination thereof. We further understand and agree that claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance are not covered by this Agreement and shall therefore be resolved in any appropriate forum, including courts of law, as required by the laws then in effect.

We understand and agree that nothing in this Agreement shall prevent either party from seeking from a court the remedy of an injunction for a claimed misappropriation of a trade secret, patent right, copyright, trademark, or any other intellectual or confidential property. Nothing in this Agreement should be interpreted as restricting or prohibiting the Employee from filing a charge or complaint with a federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable federal, state or municipal law or regulation. Any dispute or claim that is not resolved through the federal, state, or local agency must be submitted to arbitration in accordance with this Agreement.

We understand and agree that any demand for arbitration by either the Employee or Company shall be filed within the statute of limitation that is applicable to the claim(s) upon which arbitration is sought or required. Any failure to demand arbitration within this time frame shall constitute a waiver of all rights to raise any claims in any forum arising out of any dispute that was subject to arbitration.

Final and Binding Arbitration

We understand and agree that the arbitration of disputes and claims under this Agreement shall be instead of a trial before a court or jury. We further understand and agree that, by accepting this Agreement, we are expressly waiving any and all rights to a trial before a court regarding any disputes and claims which we now have or which we may in the future have that are subject to arbitration under this Agreement.

Arbitration Procedures

We understand and agree that the arbitration shall be conducted in accordance with the Employment Arbitration Rules and Procedures of JAMS; provided, however, that the Arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1283.05 or any other discovery required by law in arbitration proceedings and the California Rules of Evidence shall apply. A copy of the JAMS Employment Arbitration Rules and Procedures can be found through a link on the JAMS website, which is presently located at the following url: http://www.jamsadr.org. To the extent that any of the JAMS Employment Arbitration Rules and Procedures or anything in this Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. Employee and Company also agree that nothing in this Agreement relieves either of them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement.

We understand and agree that the Arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The Arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The Arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.
Place of Arbitration

We understand and agree that the arbitration shall take place in San Diego, California, or, at the Employee’s option, the county in which the Employee resides at the time the arbitrable dispute or claim arose.

Governing Law

We understand and agree that this Agreement and its validity, construction and performance, as well as disputes and/or claims arising under this Agreement, shall be governed by the laws of the State of California. If the Agreement is not enforceable under these laws, the parties agree to apply applicable federal law.

Costs of Arbitration

We understand and agree that Company will bear the arbitrator’s fee and any other type of expense or cost that the employee would not be required to bear if he or she were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. Company and Employee shall each pay their own attorneys’ fees incurred in connection with the arbitration; provided that the arbitrator will have authority to award attorneys’ fees to the prevailing party. If there is a dispute as to whether Company or Employee is the prevailing party in the arbitration, the Arbitrator will decide this issue.

Severability

We understand and agree that if any term or portion of this Agreement shall, for any reason, be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of this Agreement shall not be affected by such invalidity or unenforceability but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Agreement.

Complete Agreement

We understand and agree that this Agreement contains the complete agreement between Company and Employee regarding the subjects covered in it; that it supersedes any and all prior representations and agreements between us, if any; and that it may be modified only in a writing, expressly referencing this Agreement, and signed by the Chief Executive Officer of Company and Employee. If this modification has not been signed by the Employee, but the Employee continues to accept employment after having notice of the modification, it shall become effective after a reasonable period

Knowing Acceptance of Agreement

We understand and agree that we have been advised to consult with an attorney of our own choosing before accepting this Agreement, and we have had an opportunity to do so. We agree that we have read this Agreement carefully and understand that by accepting it, we are waiving all rights to a trial or hearing before a court or jury of any and all disputes and claims subject to arbitration under this Agreement. It is intended that this Agreement shall at all times apply to Company and shall immediately apply to Employee upon signing, upon any form of electronic acceptance or within a reasonable time following continued employment.

Notwithstanding any other provision hereof to the contrary, the parties hereto acknowledge and agree that this Agreement shall only become effective on the Closing Date (as such term is defined in the Stock Purchase Agreement, dated November 14, 2007, by and between the Company and Employee).

Date	Employee Signature

Employee Name (Please Print)

EXHIBIT D

NON-COMPETITION/NON-SOLICITATION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated November 14, 2007, is made by and between Jason J. Kulpa (the “Employee”) and All Ad Acquisition, Inc. a Delaware corporation (“Acquiror”). For purposes of this Agreement, “Acquiror” shall be deemed to include Acquiror and its wholly and majority-owned direct and indirect subsidiaries that operate the Business (as defined below) of the Company.

Background

Acquiror and Ad Authority, Inc., a Delaware corporation (the “Company”) are parties to an Stock Purchase Agreement dated on or about November 14, 2007 (the “Purchase Agreement”), pursuant to which Acquiror will acquire the Company (the “Purchase”). Employee understands and agrees that he is a key and significant member of either the management and/or the technical workforce of the Company and that he will receive substantial consideration as a result of Acquiror’s purchase of the Company. Employee is willing to enter into this Agreement as a condition of the closing of the Purchase and to protect Acquiror’s legitimate interests as a key employee of the Company. Employee understands and acknowledges that the execution and delivery of this Agreement by Employee is a material inducement to the willingness of Acquiror to enter into the Purchase Agreement, and a material condition to Acquiror consummating the transactions contemplated by the Purchase Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

Acquiror and Employee both agree that the Company’s business includes the design, development, manufacture, production, marketing and sales of products and services related to the Business (as defined below) throughout each county or state of the United States or country in which the Company conducted or as of the Closing Date (as defined in the Purchase Agreement) had developed or had been actively developing (the “Restrictive Territory”). Acquiror represents and Employee understands that, following the Purchase, Acquiror will continue conducting the Company’s business in the Restrictive Territory.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Employee, intending to be legally bound, agrees as follows:

1. Agreement Not to Compete/Solicit. During the Restrictive Period (as defined below), Employee agrees that he will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, Employee, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:

(a) engage in, have an interest in or provide advice or assistance to any internet advertising business if at the time of the proposed activity the Company is engaged in or as of the Closing Date of the Purchase had developed or had been actively developing such business (hereafter referred to as the “Business”) in the Restrictive Territory; or

(b) permit Employee’s name to be used in connection with a business, which is competitive or substantially similar to the Business; or

(c) do anything to cause or encourage any officer, director, employee, consultant, agent or broker of the Company to terminate or sever his or her employment or other relationship with the Company for the purpose of competing with or proposing to compete with the Company, or for the purpose of damaging the Company in any way; or

(d) do anything to cause or encourage any customer to terminate, modify or fail to review any contract or other relationship with the Company; or

(e) (iii) contact or otherwise act in concert with, for purposes of competing, directly or indirectly, or aiding another to compete, directly or indirectly, with the Business or of damaging the Company in any way, any person that became known to Employee by or through the Business or whose name or business was obtained by or from the Company; or

(f) without the prior written consent of Buyer, directly or indirectly, solicit for employment or hire any current employee, agent or broker of the Company.

Notwithstanding the foregoing, Employee may (i) own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business or (ii) work for a division, entity or subgroup of any of such companies that engages in the Business so long as such division, entity or subgroup does not engage in the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date of the Purchase and shall continue until the third (3rd) anniversary of the Closing Date; provided, however, that with respect to (a) through (e) above, if Employee’s employment with the Company is terminated without “Cause” (as such term is defined in Employee’s employment agreement with Acquiror) or by Employee for “Good Reason” (as such term is defined in Employee’s employment agreement with Acquiror or Company) the Restrictive Period shall end on the earlier of (i) one (1) year after the termination of employment date and (ii) three (3) years after the Closing Date. In the event that no Closing occurs as contemplated by the Purchase Agreement and the Purchase Agreement thereby terminates, this Agreement shall terminate and be of no further force or effect.

2. Acknowledgment. Employee hereby acknowledges and agrees that:

(a) this Agreement is necessary for the protection of the legitimate business interests of Acquiror in acquiring the Company;

(b) the execution and delivery and continuation in force of this Agreement is a material inducement to Acquiror to execute the Purchase Agreement and is a mandatory condition precedent to the closing of the Purchase, without which Acquiror would not close the transactions contemplated by the Purchase Agreement;

(c) the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;

(d) Employee has no intention of competing with the Business acquired by Acquiror within the area and the time limits set forth in this Agreement; and

(e) breach of this Agreement will be such that Acquiror will not have an adequate remedy at law because of the unique nature of the operations and the assets being conveyed to Acquiror.

3. Remedy. Employee acknowledges and agrees that (a) the rights of Acquiror under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Acquiror if Employee fails to or refuses to perform his obligations under this Agreement and (b) Acquiror may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. No single exercise of the foregoing remedies shall be deemed to exhaust Acquiror’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Acquiror may elect. Employee represents and warrants that his expertise and capabilities are such that his obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood.

4. Severability. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Acquiror and Employee intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

5. Amendment. This Agreement may not be amended except by an instrument in writing signed by Acquiror’s Senior Vice President of Human Resources, or his or her designee, and Employee.

6. Waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement.

7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8. Governing Law. This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of California without regard to conflicts of law principles of any jurisdiction.

9. Entire Agreement. This Agreement and the documents referenced herein constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (but does not in any way merge or supersede the Purchase Agreement or any other agreement executed in connection with the Purchase Agreement, including the Employee’s employment agreement with Acquiror, if any). To extent that the provisions of this Agreement are ambiguous or incomplete they shall be construed in a manner consistent with the Purchase Agreement or other agreement executed in connection therewith, although in the event of a conflict between the terms of this Agreement and such other agreements, the terms of this Agreement shall control.

IN WITNESS WHEREOF, Acquiror and Employee have executed this Agreement on the day and year first above written.

Employee

Signature

Name (Please Print)

All Ad Acquisition, Inc.
a Delaware corporation

By:
Name:
Title: